Exhibit 10.18

January 19, 2018

Ms. Lori Freedman

Dear Lori:

This letter is to confirm your promotion to the position of Vice President and General Counsel, reporting directly to me. The effective date of this promotion is January 22, 2018.

The details of your offer are as follows:

•                  Salary. You will receive a bi-weekly salary of $13,115.39, which is $341,000.14 on an annualized basis and will be subject to an annual review based on merit. This is an exempt position.

•                  Short-Term Incentive. At the Company’s discretion, you will continue to be eligible for a target management bonus of up to 35%. In order to receive your bonus, you must be employed on the date when the bonus is paid, which is typically between April and June of each year.

•                  Benefits. You will continue to be eligible to participate in all of our benefit programs. These include the following: Medical, Dental, Vision, Life and AD&D, Short and Long-term Disability, Employee Assistance Plan, and 401(k). You will continue to accrue vacation at your current rate.

•                  Stock Options. The Board of Directors of the Company has approved a grant of 20,000 common stock options at a strike price to be determined in good faith by the Board of Directors. The options will vest over five years, as follows: One-fifth (20%) will vest immediately, and an additional one-fifth (20%) will vest on each of the following dates: 1/30/2019; 1/30/2020; 1/30/2021; and, 1/30/2022.

•                  Invention, Non-Disclosure and Non-Competition Agreement. You will be required to execute and deliver to the Company the attached standard form of Invention, Non-Disclosure and Non-Competition Agreement, which contains provisions, relating to inventions, proprietary information and non-competition.

•                  Employment At Will. Our company adheres to the policy of employment-at-will, which means that the relationship between an individual and Organogenesis may be terminated with or without cause, by either party at any time for any reason.

150 Dan Road • Canton, MA 02021 • www.organogenesis.com • 1-888-HEAL-2DAY

If the foregoing accurately sets forth our mutual understanding with respect to your employment with the Company, please sign this letter to indicate acceptance of promotion and return it to me within two days by email.

ACCEPTED:		Sincerely,

/s/ Lori Freedman	1/12/18	/s/ Gary S. Gillheeney, Sr.
Signature	Date	Gary S. Gillheeney, Sr.
President and Chief Executive Officer

Enclosure